Exhibit 99.1
INOVIO Reports Fourth Quarter and Full Year 2024 Financial Results and Operational Highlights

•Significant progress toward submitting a biologics license application (BLA) for INO-3107 as a potential treatment for recurrent respiratory papillomatosis (RRP)
–Resolved previously announced manufacturing issue concerning the single-use array component of the CELLECTRA device and completed drafting of all non-device BLA modules
–On track to begin rolling submission of BLA in mid-2025 and to request priority review with goal of completing the submission in the second half of 2025 and receiving acceptance of the submission by end of the year
–Announced durability data from retrospective study showing that 50% of patients achieved a Complete Response in the second 12-month period (year 2) with 86% of patients showing a reduction in surgery of 50% or greater in year 2; data to be included in BLA submission
•Announced promising interim results from ongoing proof-of-concept Phase 1 trial showing DNA-encoded monoclonal antibodies (DMAb) targeting COVID-19 were well tolerated and exhibited long-lasting in vivo production
–DMAb technology has the potential to overcome traditional monoclonal antibody production challenges, such as short half-life and anti-drug immune responses, making it a potentially promising platform for a broad range of diseases
–DNA Medicine technology has the potential to provide long term production of therapeutic antibodies and deliver a broad spectrum of therapeutic proteins that could be used to treat diseases with missing or defective proteins

PLYMOUTH MEETING, PA – March 18, 2025 – INOVIO (NASDAQ: INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases, today announced its financial results and operational highlights for the fourth quarter and full year ended December 31, 2024 and provided a business update and description of operational highlights during the year.

“INOVIO’s recent progress puts us on the cusp of achieving several long-term goals for our DNA medicines, most importantly the submission of our first BLA and potential transition to a commercial-stage company,” said Dr. Jacqueline Shea, INOVIO's President and Chief Executive Officer. “By resolving the previously announced device array component issue, we are back on track to submitting our first BLA for INO-3107 to the FDA. We anticipate starting our submission in mid-2025 with non-device related modules under the agency’s rolling submission program, assuming it is granted, with the goal of having the complete submission accepted for priority review before the end of the year. We continue to believe that INO-3107 has the potential to be the preferred product candidate offering durable clinical benefit, tolerability and a patient-centric dosing regimen and are moving forward with urgency.”

Dr. Michael Sumner, INOVIO’s Chief Medical Officer, said “While delivering INO-3107 to patients remains our primary focus, we are extremely pleased with recently announced data from a proof-of-concept trial with our DMAb technology that showed durable in vivo antibody production. DMAbs represent a potential breakthrough as they have the ability to overcome traditional monoclonal antibody production challenges, such as short half-life and anti-drug immune responses. They have the potential to transform treatments for infectious diseases, as well as cancer and metabolic disorders by enabling long-term production of therapeutic antibodies and other proteins. Unlike other delivery platforms, our DNA-based approach has demonstrated sustained antibody production without generating anti-drug antibodies, making it a potentially promising long-term solution for conditions requiring continuous therapeutic protein delivery. We look forward to continuing to advance this technology and other promising pipeline candidates through collaborations and other potential strategic opportunities.”

Operational Highlights

INO-3107 – Recurrent Respiratory Papillomatosis (RRP)

•Made significant progress toward submitting the BLA by completing the drafting of all non-device modules and resolving the previously announced manufacturing issue involving the single-use array component of the CELLECTRA device and enabling the final step of FDA-required device verification (DV) testing.
•Reported data from a retrospective trial (RRP-002) showing that patients continued to improve into years two and three following their initial dosing regimen when compared to their response at Week 52. In the trial, one-half of RRP patients treated with INO-3107 achieved a complete response (CR) and required no surgery in the second 12-month period when evaluated at the end of year two.
•Published and presented the full safety and efficacy data for the Phase 1/2 trial, as well as new immunology data demonstrating the ability of INO-3107 to induce antigen-specific T cell responses against HPV-6 and HPV-11 and drive recruitment of those T cells into airway tissues and papilloma of RRP patients, which could potentially slow or eliminate papilloma regrowth. This data was published in Nature Communications in February 2025.
•The European Medicines Agency's Committee for Advanced Therapies (CAT) certified the quality and non-clinical data for INO-3107, confirming that CMC data and nonclinical results available to date comply with the scientific and technical standards to be used in evaluating a potential European Marketing Authorization Application.
•INO-3107 was designated an innovative medicine as part of the U.K.'s Innovative Licensing and Access Pathway (ILAP).
•Progressed commercial readiness plans, including refining go-to-market strategy focused on patient and physician needs; driving key strategic decisions on pricing and access, product distribution, targeting and segmentation, and product positioning; and developing plans for the build out of the commercial organization.

Next Steps:
•Complete FDA-required design-verification testing - anticipated to be complete in first half of 2025.
•Update IND and initiate confirmatory trial.
•Submit BLA to the FDA – anticipate beginning rolling submission process mid-2025 and requesting priority review with goal of completing submission in second half of 2025 and receiving FDA acceptance of submission by year end.
•Submit a long-term study protocol to the FDA following BLA submission.
•Present and publish clinical, immunology and durability data at targeted scientific and medical conferences in 2025.

INO-3112 - Oropharyngeal Squamous Cell Carcinoma (OPSCC)

•Advanced development plans for a Phase 3 trial for INO-3112 in combination with LOQTORZI® (toripalimab-tpzi), a recently approved PD-1 inhibitor in the U.S. and Europe.
•Gained alignment with FDA on the planned Phase 3 trial design and received initial feedback from European regulatory authorities on proposed trial design.
•Entered into a clinical collaboration and supply agreement with Coherus BioSciences, Inc. for the use of LOQTORZI in the trial.

Next Steps:
•Finalize protocol of the Phase 3 trial in consultation with the FDA. INOVIO anticipates it will conduct the trial in North America and Europe in patients with locoregionally advanced, high-risk, HPV16/18-positive OPSCC.
•Complete ongoing manufacture of drug supply for trial.

Other Pipeline Updates

•Top-line interim results were announced from an ongoing Phase 1 proof-of-concept trial evaluating DMAbs targeting COVID-19. In the trial, 100% (24/24) of participants who reached week 72 maintained biologically relevant levels of DMAbs, confirming the durability of in vivo antibody production. Notably, no participant developed anti-drug antibodies, a common challenge observed in other gene-based delivery platforms, such as adeno-associated virus mediated antibody expression. Additionally, the DMAbs were well tolerated in the trial, with the most common side effects being mild, temporary injection site reactions, such as pain and redness. The trial is being led by The Wistar Institute in collaboration with INOVIO, AstraZeneca, and the University of Pennsylvania and funded by the Defense Advanced Research Projects Agency (DARPA) and the Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense (JPEO-CBRND). INOVIO and its partners anticipate additional data to be presented at upcoming scientific conferences and published in a peer-reviewed journal.

•Advanced development plans for a Phase 2 trial for INO-4201 as a potential booster to ERVEBO® (rVSV-ZEBOV), including gaining alignment with FDA on the trial’s protocol and path to potential approval. In 2025, the company anticipates finalizing the trial protocols and seeking funding to support trial activities. INOVIO also plans to submit the data from its completed Phase 1b trial to a peer-reviewed publication for publication, including FANG assay data indicating that boosting with INO-4201 can elicit neutralizing antibody response comparable to that achieved by ERVEBO, an approved primary series vaccination against Ebola.

•Continued efforts to move INO-5401 into its next stage of development for glioblastoma (GBM), which the company believes will be a controlled Phase 2 trial. INOVIO plans on completing manufacture of drug supply for the next trial during 2025.

•The Basser Center at the University of Pennsylvania continues evaluating the tolerability and immunogenicity of INO-5401 in a fully enrolled Phase 1 study exploring the potential to prevent cancer in people with BRCA1 or BRCA2 mutations.

•INOVIO’s collaborator, ApolloBio, continues recruitment into its Phase 3 trial evaluating INO-3100 as a potential treatment for HPV 16/18 positive cervical dysplasia in China.

Operational and Financial Updates

•Announced appointment of Steven Egge as Chief Commercial Officer in July 2024. Mr. Egge has broad commercial and therapeutic area experience, including in HPV-related diseases and cancers, vaccines and rare diseases, and has overseen or contributed to more than a dozen commercial product launches throughout his career.

•Raised over $72 million in gross proceeds from ATM and two offerings of equity securities in April and December 2024.

2024 Financial Results

•Cash, Cash Equivalents and Short-term Investments: As of December 31, 2024, cash, cash equivalents and short-term investments were $94.1 million compared to $145.3 million as of December 31, 2023.

•Revenues: Total revenues were $117,000 and $218,000 for the quarter and year ended December 31, 2024, respectively, compared to $103,000 and $832,000 for the same periods in 2023.

•Research and Development (R&D) Expenses: R&D expenses for the quarter and year ended December 31, 2024 were $12.9 million and $75.6 million, respectively, compared to $17.3 million and $86.7 million for the same periods in 2023. The decrease in R&D expenses was primarily the result of lower employee and consultant compensation, including stock-based compensation, lower drug manufacturing and clinical trial expenses related to INO-4800, partially offset by an increase in drug manufacturing costs related to INO-3107 and higher engineering professional and outside services related to device development, among other variances.

•General and Administrative (G&A) Expenses: G&A expenses were $7.6 million and $37.0 million, respectively, for the quarter and year ended December 31, 2024, versus $10.2 million and $47.6 million, respectively, for the same periods in 2023. The decrease in G&A expenses was primarily related to a decrease in employee compensation, including stock-based compensation, and a decrease in legal expenses, among other variances.

•Total Operating Expenses: Total operating expenses were $20.5 million and $112.6 million for the quarter and year ended December 31, 2024, respectively, compared to $27.5 million and $144.8 million for the same period in 2023.

•Net Loss: INOVIO’s net loss for the quarter and year ended December 31, 2024 was $19.4 million, or $0.65 per basic and diluted share, and $107.3 million, or $3.95 per basic and diluted share, respectively, compared to net loss of $25.0 million, or $1.10 per basic and diluted share, and $135.1 million, or $6.09 per basic and diluted share, for the quarter and year ended December 31, 2023, respectively.

•Shares Outstanding: As of December 31, 2024, INOVIO had 36.1 million common shares outstanding and 50.0 million common shares outstanding on a fully diluted basis, after giving effect to the exercise, vesting, and conversion, as applicable, of its outstanding common stock warrants, pre-funded warrants, stock options, restricted stock units and convertible preferred stock.

INOVIO’s balance sheet and statement of operations are provided below. Additional information is included in INOVIO’s annual report on Form 10-K for the year ended December 31, 2024, which can be accessed at: http://ir.inovio.com/financials/default.aspx.

Cash Guidance
INOVIO estimates its current cash, cash equivalents and short-term investments balances to support the company’s operations into the first quarter of 2026. This projection includes an operational net cash burn estimate of approximately $27 million for the first quarter of 2025. These cash runway projections do not include any further capital-raising activities that INOVIO may undertake.

Conference Call / Webcast Information
INOVIO's management will host a live conference call and webcast with slides at 4:30 p.m. ET today to discuss INOVIO's financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO's website at http://ir.inovio.com/events-and-presentations/default.aspx.

About INOVIO's DNA Medicines Platform
INOVIO’s DNA medicines platform has two innovative components: precisely designed DNA plasmids, delivered by INOVIO’s proprietary investigational medical device, CELLECTRA®. INOVIO uses proprietary technology to design its DNA plasmids, which are small circular DNA molecules that work like software the body’s cells can download to produce specific proteins to target and fight disease. INOVIO’s proprietary CELLECTRA® delivery devices are designed to optimally deliver its DNA medicines to the body’s cells without requiring chemical adjuvants or lipid nanoparticles and without the risk of the anti-vector response historically seen with viral vector platforms.

About INOVIO
INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases. INOVIO’s technology optimizes the design and delivery of innovative DNA medicines that teach the body to manufacture its own disease-fighting tools. For more information, visit www.inovio.com.

Forward-Looking Statements
This press release contains certain forward-looking statements relating to our business, including the planned initiation and conduct of pre-clinical studies and clinical trials and the availability and timing of data from those studies and trials, the completion of the FDA-required device verification testing, the planned submission of a BLA in mid-2025 and request for priority review and goal of FDA’s acceptance of the submission by the end of 2025, the potential commercial launch of INO-3107 if regulatory approval is obtained, the potential benefits of our product candidates and the expected sufficiency of our cash resources into the first quarter of 2026. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2024 and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Contacts
Media: Jennie Willson, (267) 429-8567, communications@inovio.com
Investors: Peter Vozzo, ICR Healthcare, 443-213-0505, investor.relations@inovio.com

Inovio Pharmaceuticals, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$65,813,297	$14,310,862
Short-term investments	28,300,232	130,982,913
Accounts receivable from affiliated entities	1,199,056	2,405,228
Prepaid expenses and other current assets, including with affiliated entity	2,517,465	5,414,097
Total current assets	97,830,050	153,113,100
Fixed assets, net	3,659,818	4,960,986
Investments in affiliated entity	1,613,844	2,780,287
Operating lease right-of-use assets	8,113,840	9,491,735
Other assets	1,979,654	605,315
Total assets	$113,197,206	$170,951,423
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,200,013	$19,847,744
Accounts payable and accrued expenses due to affiliated entities	1,351,163	1,070,519
Accrued clinical trial expenses	2,021,860	2,365,382
Common stock warrant liability	13,255,188	—
Operating lease liability	2,497,360	2,406,522
Grant funding liability, including from affiliated entity	—	109,407
Convertible senior notes	—	16,770,654
Total current liabilities	35,325,584	42,570,228
Operating lease liability, net of current portion	9,367,827	11,032,066
Total liabilities	44,693,411	53,602,294
Commitments and contingencies
Inovio Pharmaceuticals, Inc. stockholders’ equity:
Preferred stock—par value $0.001; Authorized shares: 10,000,000, issued and outstanding shares: 9 at December 31, 2024 and 2023	—	—
Common stock—par value $0.001; Authorized shares: 600,000,000 at December 31, 2024 and 2023, issued and outstanding: 36,099,991 at December 31, 2024 and 22,793,075 at December 31, 2023	36,099	22,792
Additional paid-in capital	1,799,362,625	1,740,954,074
Accumulated deficit	(1,730,219,262)	(1,622,965,136)
Accumulated other comprehensive loss	(675,667)	(662,601)
Total Inovio Pharmaceuticals, Inc. stockholders’ equity	68,503,795	117,349,129
Total liabilities and stockholders’ equity	$113,197,206	$170,951,423

Inovio Pharmaceuticals, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year ended December 31,
	2024	2023

Revenue from collaborative arrangements and other contracts, including affiliated entity	$217,756	$832,010
Operating expenses:
Research and development	75,620,340	86,676,563
General and administrative	36,996,338	47,582,104
Impairment of goodwill	—	10,513,371
Total operating expenses	112,616,678	144,772,038
Loss from operations	(112,398,922)	(143,940,028)
Other income (expense):
Interest income	4,766,993	8,133,290
Interest expense	(177,833)	(1,222,789)
Change in fair value of common stock warrant liability	2,808,608	—
(Loss) gain on investment in affiliated entity	(1,166,443)	773,145
Net unrealized gain on available-for-sale equity securities	2,077,182	5,850,626
Other expense, net	(3,163,711)	(4,711,596)
Net loss	$(107,254,126)	$(135,117,352)
Net loss per share
Basic and diluted	$(3.95)	$(6.09)
Weighted average number of common shares outstanding
Basic and diluted	27,160,863	22,173,662